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                ACM GOVERNMENT INCOME FUND, INC.

                      ARTICLES OF AMENDMENT

         ACM GOVERNMENT INCOME FUND INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore
City, Maryland (hereinafter called the "Corporation"), certifies that:

         FIRST: The charter of the Corporation is hereby amended:

         (a)  by striking out the words "seventy-five percent
(75%)" in Article SEVENTH, Section 4(b) and inserting in lieu thereof the words "two-thirds."

         (b) by striking out Article EIGHTH and inserting in lieu thereof the following:

                   "EIGHTH: To the maximum extent permitted by the Maryland General Corporation Law as from time to time amended, the Corporation shall indemnify its currently acting and its former directors and officers and those persons who, at the request of the Corporation, serve or have served another corporation, partnership, joint venture, trust or other enterprise in one or more of such capacities; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office."

         SECOND:   The amendments to the charter of the
Corporation as set forth above have been advised by the Board of Directors and approved by the sole stockholder of the Corporation.

         The undersigned Chairman of ACM Government Income Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.



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         IN WITNESS WHEREOF, these Articles of Amendment have
been executed on behalf of ACM Government Income Fund, Inc. this 13th day of August, 1987.

Attest:                      ACM GOVERNMENT INCOME FUND, INC;

[SEAL)

                             By: /s/David H. Dievler
                                 ----------------------
                                 David H. Dievler
                                 Chairman
/s/Edmund P. Bergan, Jr.
_________________________
Edmund P. Bergan, Jr.
Secretary





































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